Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x-5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Completes Acquisition of vRad

Expects Initial Annualized Accretion of $0.10 per Share

FORT LAUDERDALE, Fla., May 18, 2015 – MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal, anesthesia, maternal-fetal, pediatric cardiology and other pediatric physician services, today announced that it has completed the previously announced acquisition of Virtual Radiologic Corporation (vRad), a leading radiology physician services and telemedicine company.

The purchase consideration for the transaction was $500 million, which includes the assumption of certain net operating loss carryforwards.

As the Company indicated in its initial announcement of the transaction, the acquisition is expected to be accretive to GAAP earnings. Based on vRad’s current results, and based on expected annual non-cash depreciation and amortization expense of approximately $20 million, MEDNAX anticipates that the acquisition will add an initial $25 million in annualized operating income and $0.10 in annualized diluted earnings per share. The Company anticipates that this contribution will increase in the foreseeable future, based on expected percentage growth in organic revenue at vRad in the high single digits.

The Company’s estimate of expected depreciation and amortization expense is preliminary and remains subject to the completion of a third-party valuation to determine the fair value of the underlying net assets.

ABOUT vRAD

vRad (Virtual Radiologic) is a leading outsourced radiology physician services and telemedicine company with over 350 U.S. board-certified and eligible physicians, 75% of whom are subspecialty trained. The company interprets over 5 million patient studies annually—and processes over 1.2 billion images on what it believes is the world’s biggest and most advanced teleradiology picture archiving and communication system (PACS) — for its 2,100+ client hospital, health system and radiology group facilities. A winner of Frost & Sullivan’s Visionary Innovation Award for Medical Imaging Analytics (North America) and a leader in imaging analytics, vRad provides access to the only radiology patient care benchmarking platform (vRad RPCSM Index) with 31 million+ normalized imaging studies, growing at approximately 400,000 per month. vRad’s clinical expertise and evidence-based insight help clients make better decisions for the health of their patients and their imaging services. For more information about the company, including vRad’s 2014 Frost & Sullivan Best Practices Award, please visit www.vrad.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national medical group comprised of the nation’s leading providers of neonatal, anesthesia, maternal-fetal and pediatric physician subspecialty services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a division of MEDNAX, was founded in 1979 and includes neonatal physicians who provide services at more than 370 neonatal intensive care units, and collaborate with affiliated maternal-fetal medicine, pediatric cardiology, pediatric critical care and other physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation’s largest provider of newborn hearing screens. American Anesthesiology, a division of MEDNAX, was established in 2007 and includes more than 2,400 anesthesiologists and advanced practitioners who provide anesthesia care to patients in connection with surgical and other procedures as well as pain management. MEDNAX, through its affiliated professional corporations, employs more than 2,675 physicians in 34 states and Puerto Rico. In addition to its national physician network, MEDNAX provides services to medical providers in over 40 states through two complementary businesses, consisting of a revenue cycle management company and a consulting services company. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission. In addition, there can be no certainty that vRad will achieve the forecasted results presented in this press release and forward-looking statements regarding vRad set forth herein are subject to a variety of risks and uncertainties applicable to business acquisitions. These include, without limitation: whether vRad can be successfully integrated into MEDNAX’s operations; whether vRad will be able to maintain its pre-acquisition revenue or operating income or achieve the projected growth in such results; the effect of any  final valuation of vRad’s assets on MEDNAX’s depreciation and amortization expense; changes in interest rates applicable to MEDNAX’s credit facility; the extent of any unknown or contingent liabilities that vRad may have, including liabilities for failure to comply with applicable laws, or liabilities relating to medical malpractice claims; and other risks and uncertainties affecting vRad’s business.